EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated July 19, 2012, on the consolidated financial statements of Crosshair Energy Corporation (formerly Crosshair Exploration & Mining Corp.) (the “Company”), which is contained in the annual report on Form 20-F of Crosshair Energy Corporation (formerly Crosshair Exploration and Mining Corp.) for the year ended April 30, 2012. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in this Registration Statement.

“DAVIDSON & COMPANY LLP”

Vancouver, Canada	Chartered Accountants

September 25, 2012